UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2009 (January 12, 2009)

WABCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33332	20-8481962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chausée de Wavre, 1789, 1160 Brussels, Belgium One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02	Termination of a Material Definitive Agreement.

On January 12, 2008, WABCO was notified of the termination of an accounts receivable financing facility arranged by ABN AMRO N.V. and Cooperative Centrale Raiffeisen-Boerenleenbank B.A. (“Rabobank,” and together with ABN AMRO N.V., the “banks”) due to an event outside of WABCO’s control.

The termination of the accounts receivable financing facility resulted from the recent downgrading of Royal Bank of Scotland (“RBS”) by Standard & Poors (“S&P”). RBS, after acquiring ABN-AMRO, had assumed the liquidity support obligations for the special-purpose entity (“SPE”) which was established for the funding and securitization of receivables of various customers of the banks, including WABCO. The RBS downgrade in turn caused S&P to downgrade the SPE from an A-1+ to A-1 rating. Any downgrading of the SPE is a termination event stipulated in the facility agreement.

The accounts receivable financing facility was originally entered into on April 28, 2008 and reported on Form 8-K on May 2, 2008; therefore, its termination is a reportable event. The maximum funding from receivables that could have been sold into the facility was €150 million. To date, the facility has not been used. The liquidity facilities provided by the banks in support of the securitization arrangement were due to be renewed on April 28, 2009.

WABCO is in negotiations to provide a substitute facility. However, there can be no assurance that such negotiations will be completed at all or in a timely manner, and there can be no assurance that the size of the substitute facility will be the same as the terminated facility, and/or contain other terms similar to the terms of the terminated facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2008	WABCO HOLDINGS INC.

	By:	/s/ Alfred Farha
Name: Alfred Farha
Title: Chief Legal Officer and Secretary